CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Dime Community Bancshares, Inc. on Form S-4 of our report dated March 5, 2004, incorporated by reference in the Annual Report on Form 10-K of Dime Community Bancshares, Inc. for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, NY
August 24, 2004